Exhibit 10.2

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Restricted Stock Unit Award Agreement

No. of Units: %% TOTAL_UNITS_GRANTED%%

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated May 1, 2014 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One” or the “Company”), and FIRST_NAME-LAST_NAME (“you”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan, as amended and restated (the “Plan”). All capitalized terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless otherwise defined herein:

W I T N E S S E T H :

1. Grant of Restricted Stock Units. Pursuant and subject to the terms and conditions set forth in this Agreement and in the Plan, Capital One hereby grants to you %% TOTAL_UNITS_GRANTED%% Restricted Stock Units (the “Restricted Stock Units”). The Restricted Stock Units shall vest, and the shares of common stock of the Company, $.01 par value per share (the “Shares”), underlying the Restricted Stock Units shall be issuable, only in accordance with the provisions of this Agreement and of the Plan. The Restricted Stock Units will not have voting rights.

2. Non-Transferability. Subject to the provisions of Section 3 hereof, the rights represented by the Restricted Stock Units and the underlying Shares related thereto shall not be assignable or transferable, or otherwise alienated or pledged or hypothecated or otherwise encumbered under any circumstances. Any purported or attempted assignment, transfer, alienation, pledge, hypothecation or encumbrance of such rights or of the Restricted Stock Units or the underlying Shares related thereto prior to their issuance to you shall be null and void and shall result in the immediate forfeiture of such rights or Restricted Stock Units, including the underlying Shares, and cancellation of this Agreement.

3. Issuance of Common Stock.

(a) Vesting. Except as provided in Sections 3(b) and 3(c) below, all Restricted Stock Units shall, to the extent not previously vested or forfeited as provided herein, vest on the first anniversary of the Date of Grant (the “Vesting Date”); provided, however, that the underlying Shares shall not be issued to you or be assignable or transferable by you until the date of termination of your service as a Director of the Company (the “Termination Date”), as provided in Sections 3(b) and 3(c) below.

The vesting of the Restricted Stock Units and the issuance of the underlying Shares shall be subject to Sections 6 through Section 9 of this Agreement.

(b) Effect of Termination of Service. Upon your termination of service as a Director of the Company for any reason other than by removal for cause, all Restricted Stock Units shall, to the extent not previously vested or forfeited as provided herein, immediately vest, and the underlying Shares shall immediately be issuable to you in full without restrictions on transferability. Upon your termination of service as a Director by removal for cause, all

Restricted Stock Units and the underlying Shares, including any Shares accrued in connection with the payment of dividends as provided in Section 5 below, shall immediately be forfeited, whether or not previously vested.

(c) Effect of Change of Control. Upon a Change of Control, the Restricted Stock Units shall, to the extent not previously vested or forfeited as provided herein, immediately vest, and the underlying Shares shall be issuable to you in full without restrictions on transferability on the closing date of the transaction giving rise to the Change of Control. In order to comply with Section 409A of the Internal Revenue Code, as amended, for purposes of this Section 3(c), Change of Control shall be defined as set forth in Treasury Regulation section 1.409A-3(i)(5).

4. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board of Directors or the Committee and subject to the Committee’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and the Company; provided that changes, modifications and amendments not detrimental to you may be made in writing signed only by the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5. Dividends. Dividends with respect to the Restricted Stock Units shall accrue beginning on the Date of Grant through the Termination Date, at which time such accrued dividends shall be paid out in the form of additional Shares based on the Fair Market Value of a share of the Company’s common stock on the business day prior to the Termination Date. The accrued dividends that shall be paid out to you shall be only such amount that has accrued with respect to the underlying Shares that vest on the Vesting Date or as described in Section 3(b) or 3(c) above.

6. Governing Law. This Agreement shall be governed by United States federal law and, to the extent not preempted thereby, by the laws of the State of Delaware. Capital One and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in any city or county of Delaware for resolution of any and all claims, causes of action or disputes arising out of this Agreement. You and Capital One agree that the court shall not set aside the Committee’s determinations unless there is clear and convincing evidence of bad faith or fraud.

7. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, except terms otherwise defined herein, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

8. Bound by Plan. In consideration of this grant of Restricted Stock Units, you agree that you will comply with such conditions as the Board of Directors and the Committee may impose on the Restricted Stock Units and be bound by the terms of the Plan.

9. Binding Effect. This Agreement shall be binding upon, enforceable against and inure to the benefit of you and your legatees, distributees and personal representatives, and the Company and its successors and assigns.

Capital One from time to time distributes and makes available disclosure documents, including a prospectus, relating to the Plan. You may also contact the HR Help Center to obtain copies of the Plan disclosure documents and the Plan. You represent that you are familiar with the terms of the Plan and have had the opportunity to ask questions and receive answers concerning the terms and conditions of the Restricted Stock Units. As a condition of this award and your right to receive Restricted Stock Units and the underlying Shares, you must accept this Agreement. By doing so, you confirm the accuracy of the statement set forth in the third sentence of this paragraph, acknowledge receipt of the Plan and the Plan disclosure documents and evidence your acceptance of and agreement to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

Mayo Shattuck III
Chairman, Compensation Committee